PURSUANT TO RULE NO. 424(b)(3)
                                          REGISTRATION NO. 333-34941 PROSPECTUS
SUPPLEMENT NO. 5
(TO THE PROSPECTUS DATED OCTOBER 16, 1997)

                     2,300,000 Preferred Securities

                           Hvide Capital Trust

             6 1/2% Trust Convertible Preferred Securities
          (Liquidation Preference $50 per Preferred Security)
                                  and
                            4,176,880 Shares
                        Hvide Marine Incorporated
                          Class A Common Stock
       (Including 4,035,120 Shares Issuable Upon Conversion of the Preferred
                               Securities)


         This Prospectus Supplement No. 5 supplements and amends the Prospectus dated October 16, 1997 (the "Prospectus") relating to the resale of (i) the 6 1/2% Trust Convertible Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of Hvide Capital Trust, a statutory business trust formed under the laws of the State of Delaware, (ii) the shares of common stock of Hvide Marine Incorporated, a Florida corporation (the "Company"), par value $0.001 per share (the "Hvide Class A Common Stock"), issuable upon conversation of the Preferred Securities; and (iii) 141,760 shares of Hvide Class A Common Stock issued by the Company in connection with an acquisition of certain vessels.

         The table on pages 83 and 84 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended) (the "Selling Holder Table"), is hereby amended so that the following line item reads as follows:

                                                                                            Shares of Common
                                                                                           Stock Issuable Upon
                                                                     Number of                Conversion of
Selling Holders                                                Preferred Securities     Preferred Securities
Smith Barney Inc.............................................         20,000                     35,088

     The Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, and this Prospectus Supplement No. 5 constitute the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Hvide Class A Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "the Prospectus" are hereby amended to read "the Prospectus (as supplemented and amended)."


         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE
                           13 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus Supplement is July 15, 1998